QUANTITATIVE GROUP OF FUNDS

Establishment and Designation

of

Class A Shares

of Beneficial Interest of each Quant Fund

The undersigned, being a majority of the Trustees of the Quantitative Group of Funds (the "Trust"), currently including four (4) series as listed in Schedule A (each, a "Fund"), acting pursuant to Article III of the Agreement and Declaration of Trust (the "Declaration") of the Trust, do hereby divide the shares of beneficial interest of each Fund of the Trust (the "Shares") to create a new class of Shares of each Fund as follows:

1.	The new class of Shares is established and designated hereby "Class A" shares.

2.             Class A shares shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

3.             The purchase price of Class A shares, the method of determining the net asset value of Class A shares and the relative dividend rights of holders of Class A shares shall be established by the Trustees of the Fund in accordance with the provisions of the Declaration and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended and as in effect at the time of issuing such Shares.

4.             The Trustees, acting in their sole discretion, may determine that any Shares of the Fund issued are Class A shares, or Shares of any other class of the Fund hereinafter established and designated by the Trustees.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 26th day of July, 2005.

/s/ Willard L. Umphrey Willard L. Umphrey as Trustee and not individually	/s/ Robert M. Armstrong Robert M. Armstrong as Trustee and not individually
/s/ John M. Bulbrook John M. Bulbrook as Trustee and not individually	/s/ Edward E. Burrows Edward E. Burrows as Trustee and not individually
/s/ Joseph J. Caruso Joseph J. Caruso as Trustee and not individually	/s/ Clinton S. Marshall Clinton S. Marshall as Trustee and not individually

Schedule A

Quant Small Cap Fund

Quant Growth and Income Fund

Quant Emerging Markets Fund

Quant Foreign Value Fund